EXHIBIT 99

February 5, 2026

Cummins Reports Strong Fourth Quarter and Full-Year 2025 Results, Records Charges Associated with Electrolyzer Business Strategic Review

•Fourth quarter revenues of $8.5 billion; GAAP1 Net Income of $593 million, or 6.9% of sales
•EBITDA2 in the fourth quarter was 13.5% of sales; Diluted EPS of $4.27
•Fourth quarter results include $218 million, or $1.54 per diluted share, of charges related to the Electrolyzer business within Accelera, of which $175 million were non-cash charges
•Full-year 2025 revenues of $33.7 billion; GAAP Net Income of $2.8 billion, or 8.4% of sales
•EBITDA for full year 2025 was 16.0% of sales; Diluted EPS of $20.50
•Full-year 2025 results include $458 million, or $3.28 per diluted share, of charges related to the Electrolyzer business within Accelera, of which $415 million were non-cash charges
•Full-year 2026 revenues expected to increase 3% to 8%; EBITDA expected to range between 17.0% and 18.0% of sales

COLUMBUS, IND. - Cummins Inc. (NYSE: CMI) today reported fourth quarter and full-year 2025 results.
“Cummins delivered strong operational results in the fourth quarter and full year despite continued weakness in North America truck markets. Our Distribution and Power Systems segments achieved record full-year sales and profitability as a result of disciplined execution and robust demand for data center backup power,” said Jennifer Rumsey, Chair and CEO of Cummins. “In the fourth quarter, we recorded charges related to our electrolyzer business within the Accelera segment, reflecting actions taken as part of a strategic review initiated in response to shifts in hydrogen adoption expectations. These decisions were aimed at streamlining operations and reducing ongoing costs in light of the weaker outlook for demand.”
“2025 marked a historic year for Cummins as we made significant progress in advancing key strategic priorities while continuing to raise performance cycle over cycle. I am tremendously proud of our employees for their resiliency and commitment to delivering for our customers amid persistent market uncertainty and change. Our disciplined cost management, diversified portfolio and effective execution allowed us to deliver strong results despite this challenging environment,” concluded Rumsey.

Fourth quarter 2025 revenues of $8.5 billion increased 1% from the same quarter in 2024. Sales in North America decreased 2% while international revenues increased 5%.
Net income attributable to Cummins in the fourth quarter was $593 million, or $4.27 per diluted share, compared to $418 million, or $3.02 per diluted share, in 2024. The current quarter results include charges related to the electrolyzer business within Accelera of $218 million, or $1.54 per diluted share. The fourth quarter of 2024 included Accelera reorganization actions of $312 million, or $2.14 per diluted share, which were primarily non-cash charges.
EBITDA in the fourth quarter was $1.2 billion, or 13.5% of sales, compared to $1.0 billion, or 12.1% of sales, a year ago. EBITDA for the fourth quarter of 2025 and the fourth quarter of 2024 included the charges noted above.
Full-year 2025 revenues of $33.7 billion decreased 1% from 2024. Sales in North America decreased 3% and international revenues increased 2% compared to 2024.
Net income for the full year 2025 was $2.8 billion, or $20.50 per diluted share, compared to $3.9 billion, or $28.37 per diluted share, in 2024. 2025 results included charges related to the electrolyzer business within Accelera of $458 million, or $3.28 per diluted share. 2024 results included the gain related to the separation of Atmus, net of transaction costs and other expenses, of $1.3 billion, or $9.28 per diluted share; charges related to Accelera reorganization actions of $312 million, or $2.12 per diluted share; and first quarter restructuring expenses of $29 million, or $0.16 per diluted share.
EBITDA in 2025 was $5.4 billion, or 16.0% of sales, compared to $6.3 billion, or 18.6% of sales, a year ago. EBITDA for 2025 and 2024 included the gains and charges noted above.

2026 Outlook:
Based on its current forecast, Cummins projects full-year 2026 revenue to be in the range of up 3% to 8%, and EBITDA to be in the range of 17.0% and 18.0% of sales.
Cummins plans to continue generating strong operating cash flow and returns for shareholders and is committed to our long-term strategic goal of returning 50% of operating cash flow back to shareholders.
“In 2026, we anticipate that demand will be slightly better in the North America on-highway truck markets, particularly in the second half of the year, paired with continued strength in data center power generation markets. Cummins remains well-positioned to invest in future growth, deliver strong financial results and return cash to shareholders in 2026,” said Rumsey.

2025 Highlights:
•Cummins increased its common stock cash dividend for the 16th straight year and returned a total of $1,055 million to shareholders through dividends.
•Cummins introduced the much-anticipated B7.2 and X10 engines as part of our Cummins HELM™ platforms. Alongside the X15, the X10 and B7.2 provide customers with a power solution to meet their unique operational requirements while maintaining the performance and reliability for which Cummins is known. The B7.2 will feature a slightly higher displacement and is designed to be a global platform that creates flexibility for different applications and duty cycles. The X10 will replace both the L9 and X12 engine platforms to deliver a new level of performance, durability and efficiency for heavy and medium-duty customers. Both engines will be manufactured at Rocky Mount Engine Plant in North Carolina.
•In February, Cummins announced the acquisition of assets of First Mode, a leader in retrofit hybrid solutions for mining and rail operations. The acquisition included hybrid mining and rail product lines, and the full IP portfolio of hybrid powertrain solutions. This technology represents the first commercially available retrofit hybrid system for mining equipment, significantly reducing total cost of ownership (TCO) while advancing decarbonization in operations.
•Jennifer Rumsey was named one of Barron’s Top CEOs of 2025. Jennifer was recognized for her visionary leadership and commitment to innovation and sustainability. The annual list features 26 leaders whose deft guidance has put their companies in a stronger competitive position.
•Cummins received several prestigious honors in 2025 recognizing the company’s commitment to its people, culture and innovation. Of note, Forbes named Cummins one of America’s Best Employers for Company Culture and one of America’s best Employers for Engineers. Military Friendly® recognized the company as a Top Military-Friendly Employer, and Cummins was named a Best Place to Work for Disability Inclusion for the fifth consecutive year with a score of 100 on the Disability Equality Index®. Additionally, Cummins earned the Gold Bell Seal for Workplace Mental Health, received a Platinum Hermes Creative Award for its “It’s OK” campaign, and was recognized for product and technical excellence with a Gold Product of the Year Award for the Centum™ Series generators and Powertrain Magazine’s Alternative Engine of the Year Award for the next-generation X15 Off-Highway engine.

Fourth quarter 2025 detail (all comparisons to same period in 2024):

Engine Segment

•Sales - $2.6 billion, down 4%
•Segment EBITDA - $263 million, or 10.1% of sales, compared to $367 million, or 13.5% of sales
•Revenues decreased 5% in North America and 4% in international markets due to lower medium-duty and heavy-duty truck demand in the United States and Mexico.

Components Segment

•Sales - $2.4 billion, down 7%
•Segment EBITDA - $327 million, or 13.4% of sales, compared to $361 million, or 13.7% of sales
•Revenues in North America decreased 15% and international sales increased 4% primarily due to lower medium-duty and heavy-duty truck demand in the United States and stronger demand in Europe and China.

Distribution Segment

•Sales - $3.3 billion, up 7%
•Segment EBITDA - $495 million, or 15.1% of sales, compared to $400 million, or 13.0% of sales
•Revenues in North America increased 10% and international sales increased 2% driven by increased demand for power generation products, particularly for data center applications.

Power Systems Segment

•Sales - $1.9 billion, up 11%
•Segment EBITDA - $418 million, or 21.7% of sales, compared to $314 million, or 18.0% of sales
•Revenues in North America increased 15% and international sales increased 8% driven primarily by increased power generation demand, particularly for data center markets in North America, China and Asia Pacific.

Accelera Segment

•Sales - $131 million, up 31%
•Segment EBITDA loss - $374 million, which includes $218 million of charges related to the electrolyzer business within Accelera.
•Revenues increased due to electrolyzer installation timing. The company remains committed to pacing and focusing its zero-emissions investments on the most promising paths in order to ensure long-term success as part of Cummins’ Destination Zero strategy. These continued investments contributed to the EBITDA losses.
1 Generally Accepted Accounting Principles
2 Earnings or losses before interest expense, income taxes, depreciation and amortization and noncontrolling interests
About Cummins Inc.
Cummins Inc., a global power leader, is committed to powering a more prosperous world. Since 1919, we have delivered innovative solutions that move people, goods and economies forward. Our five business segments—Engine, Components, Distribution, Power Systems and Accelera™ by Cummins—offer a broad portfolio, including advanced diesel, alternative fuel, electric and hybrid powertrains; integrated power generation systems; critical components such as aftertreatment, turbochargers, fuel systems, controls, transmissions, axles and brakes; and zero-emissions technologies like battery and electric powertrain systems. With a global footprint, deep technical expertise and an extensive service network, we deliver dependable, cutting-edge solutions tailored to our customers’ needs, supporting them through the energy transition with our Destination Zero strategy. We create value for customers, investors and employees and strengthen communities through our corporate responsibility global priorities: education, equity and environment. Headquartered in Columbus, Indiana, Cummins employs approximately 70,000 people worldwide and earned $3.9 billion on $34.1 billion in sales in 2024. Learn more at https://www.cummins.com.
Forward-looking disclosure statement
Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our forecasts, guidance, preliminary results, expectations, hopes, beliefs and intentions on strategies regarding the future. These forward-looking statements include, without limitation, statements relating to our plans and expectations for our revenues and EBITDA. Our actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to: any adverse consequences from changes in tariffs and other trade disruptions; any adverse consequences resulting from entering into agreements with the U.S. Environmental Protection Agency, California Air Resources Board, the Environmental and Natural Resources Division of the U.S. Department of Justice and the

California Attorney General's Office to resolve certain regulatory civil claims regarding our emissions certification and compliance process for certain engines primarily used in pick-up truck applications in the U.S., which became final and effective in April 2024, including required additional mitigation projects, adverse reputational impacts and potential resulting legal actions; increased scrutiny from regulatory agencies, as well as unpredictability in the adoption, implementation and enforcement of emission standards around the world; evolving environmental and climate change legislation and regulatory initiatives; changes in international, national and regional trade laws, regulations and policies; changes in taxation; global legal and ethical compliance costs and risks; future bans or limitations on the use of diesel-powered products; raw material, transportation and labor price fluctuations and supply shortages; aligning our capacity and production with our demand; the actions of, and income from, joint ventures and other investees that we do not directly control; large truck manufacturers' and original equipment manufacturers' customers discontinuing outsourcing their engine supply needs or experiencing financial distress, or change in control; product recalls; variability in material and commodity costs; the development of new technologies that reduce demand for our current products and services; lower than expected acceptance of new or existing products or services; product liability claims; our sales mix of products; climate change, global warming, more stringent climate change regulations, accords, mitigation efforts, greenhouse gas regulations or other legislation designed to address climate change; our plan to reposition our portfolio of product offerings through exploration of strategic acquisitions, divestitures or exiting the production of certain product lines or product categories and related uncertainties of such decisions; increasing interest rates; challenging markets for talent and ability to attract, develop and retain key personnel; exposure to potential security breaches or other disruptions to our information technology (IT) environment and data security; the use of artificial intelligence in our business and in our products and challenges with properly managing its use; political, economic and other risks from operations in numerous countries including political, economic and social uncertainty and the evolving globalization of our business; competitor activity; increasing competition, including increased global competition among our customers in emerging markets; failure to meet sustainability expectations or standards, or achieve our sustainability goals; labor relations or work stoppages; foreign currency exchange rate changes; the performance of our pension plan assets and volatility of discount rates; the price and availability of energy; continued availability of financing, financial instruments and financial resources in the amounts, at the times and on the terms required to support our future business; and other risks detailed from time to time in our SEC filings, including particularly in the Risk Factors section of our 2024 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the SEC, which are available at https://www.sec.gov or at https://www.cummins.com in the Investor Relations section of our website.
Presentation of Non-GAAP Financial Information
EBITDA is a non-GAAP measure used in this release and is defined and reconciled to what management believes to be the most comparable GAAP measure in a schedule attached to this release, except for forward-looking measures of EBITDA where a reconciliation to the corresponding GAAP measures is not available due to the variability, complexity and limited visibility of the non-cash items that are excluded from the non-GAAP outlook measure. Cummins presents this information as it believes it is useful to understanding the Company's operating performance, and because EBITDA is a measure used internally to assess the performance of the operating units.
Webcast information
Cummins management will host a teleconference to discuss these results today at 10 a.m. EDT. This teleconference will be webcast and available on the Investor Relations section of the Cummins website at www.cummins.com. Participants wishing to view the visuals available with the audio are encouraged to sign-in a few minutes prior to the start of the teleconference.

CUMMINS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF NET INCOME
(Unaudited) (a)

	Three months ended
	December 31,
In millions, except per share amounts	2025	2024
NET SALES	$8,536	$8,447
Cost of sales	6,585	6,413
GROSS MARGIN	1,951	2,034
OPERATING EXPENSES AND INCOME
Selling, general and administrative expenses	786	801
Research, development and engineering expenses	350	356
Equity, royalty and interest income from investees	116	70
Other operating expense, net	118	215
OPERATING INCOME	813	732
Interest expense	82	89
Other income, net	60	19
INCOME BEFORE INCOME TAXES	791	662
Income tax expense	171	217
CONSOLIDATED NET INCOME	620	445
Less: Net income attributable to noncontrolling interests	27	27
NET INCOME ATTRIBUTABLE TO CUMMINS INC.	$593	$418

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CUMMINS INC.
Basic	$4.29	$3.04
Diluted	$4.27	$3.02

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
Basic	138.2	137.4
Diluted	139.0	138.4

(a) Prepared on an unaudited basis in accordance with accounting principles generally accepted in the United States of America.

CUMMINS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF NET INCOME
(Unaudited) (a)

	Years ended December 31,
In millions, except per share amounts	2025	2024
NET SALES	$33,670	$34,102
Cost of sales	25,154	25,663
GROSS MARGIN	8,516	8,439
OPERATING EXPENSES AND INCOME
Selling, general and administrative expenses	3,125	3,275
Research, development and engineering expenses	1,396	1,463
Equity, royalty and interest income from investees	469	395
Other operating expense, net	439	346
OPERATING INCOME	4,025	3,750
Interest expense	329	370
Other income, net	267	1,523
INCOME BEFORE INCOME TAXES	3,963	4,903
Income tax expense	1,006	835
CONSOLIDATED NET INCOME	2,957	4,068
Less: Net income attributable to noncontrolling interests	114	122
NET INCOME ATTRIBUTABLE TO CUMMINS INC.	$2,843	$3,946

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CUMMINS INC.
Basic	$20.62	$28.55
Diluted	$20.50	$28.37

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
Basic	137.9	138.2
Diluted	138.7	139.1

(a) Prepared on an unaudited basis in accordance with accounting principles generally accepted in the United States of America.

CUMMINS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited) (a)

	December 31,
In millions, except par value	2025	2024
ASSETS
Current assets
Cash and cash equivalents	$2,845	$1,671
Marketable securities	764	593
Total cash, cash equivalents and marketable securities	3,609	2,264
Accounts and notes receivable, net	5,818	5,181
Inventories	5,822	5,742
Prepaid expenses and other current assets	1,676	1,565
Total current assets	16,925	14,752
Long-term assets
Property, plant and equipment, net	6,958	6,356
Investments and advances related to equity method investees	2,133	1,889
Goodwill	2,224	2,370
Other intangible assets, net	2,167	2,351
Pension assets	1,033	1,189
Other assets	2,552	2,633
Total assets	$33,992	$31,540

LIABILITIES
Current liabilities
Accounts payable (principally trade)	$3,800	$3,951
Loans payable	313	356
Commercial paper	353	1,259
Current maturities of long-term debt	94	660
Accrued compensation, benefits and retirement costs	825	1,084
Current portion of accrued product warranty	693	679
Current portion of deferred revenue	1,606	1,347
Other accrued expenses	1,926	1,898
Total current liabilities	9,610	11,234
Long-term liabilities
Long-term debt	6,792	4,784
Deferred revenue	1,054	1,065
Other liabilities	3,128	3,149
Total liabilities	$20,584	$20,232

EQUITY
Cummins Inc. shareholders’ equity
Common stock, $2.50 par value, 500 shares authorized, 222.5 and 222.5 shares issued	$2,673	$2,636
Retained earnings	22,616	20,828
Treasury stock, at cost, 84.4 and 85.1 shares	(10,662)	(10,748)
Accumulated other comprehensive loss	(2,278)	(2,445)
Total Cummins Inc. shareholders’ equity	12,349	10,271
Noncontrolling interests	1,059	1,037
Total equity	$13,408	$11,308
Total liabilities and equity	$33,992	$31,540

(a) Prepared on an unaudited basis in accordance with accounting principles generally accepted in the United States of America.

CUMMINS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (a)

	Three months ended
	December 31,
In millions	2025	2024
NET CASH PROVIDED BY OPERATING ACTIVITIES	$1,534	$1,422

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(544)	(540)
Investments in and net advances to equity investees	(133)	(81)
Investments in marketable securities—acquisitions	(494)	(438)
Investments in marketable securities—liquidations	319	347
Other, net	(33)	(1)
Net cash used in investing activities	(885)	(713)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	103	97
Net borrowings of commercial paper	—	(377)
Payments on borrowings and finance lease obligations	(148)	(182)
Dividend payments on common stock	(277)	(250)
Payments for purchase of redeemable noncontrolling interests	(55)	(50)
Other, net	8	25
Net cash used in financing activities	(369)	(737)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(1)	(34)
Net increase (decrease) in cash and cash equivalents	279	(62)
Cash and cash equivalents at beginning of period	2,566	1,733
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,845	$1,671

(a) Prepared on an unaudited basis in accordance with accounting principles generally accepted in the United States of America.

CUMMINS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (a)

	Years ended December 31,
In millions	2025	2024
NET CASH PROVIDED BY OPERATING ACTIVITIES	$3,621	$1,487

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(1,235)	(1,208)
Investments in and net advances to equity investees	(196)	(214)
Acquisition of businesses, net of cash acquired	(12)	(58)
Investments in marketable securities—acquisitions	(1,627)	(1,500)
Investments in marketable securities—liquidations	1,450	1,460
Cash associated with Atmus divestiture	—	(174)
Other, net	(111)	(88)
Net cash used in investing activities	(1,731)	(1,782)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	2,335	2,720
Net payments of commercial paper	(906)	(237)
Payments on borrowings and finance lease obligations	(975)	(1,568)
Dividend payments on common stock	(1,055)	(969)
Payments for purchase of redeemable noncontrolling interests	(110)	(50)
Other, net	(61)	(69)
Net cash used in financing activities	(772)	(173)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	56	(40)
Net increase (decrease) in cash and cash equivalents	1,174	(508)
Cash and cash equivalents at beginning of year	1,671	2,179
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,845	$1,671

(a) Prepared on an unaudited basis in accordance with accounting principles generally accepted in the United States of America.

CUMMINS INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(Unaudited)

In millions	Engine	Components	Distribution	Power Systems	Accelera		Total Segments	Intersegment Eliminations (1)	Total
Three months ended December 31, 2025
External sales	$1,980	$2,092	$3,280	$1,062	$122		$8,536	$—	$8,536
Intersegment sales	620	353	5	867	9		1,854	(1,854)	—
Total sales	2,600	2,445	3,285	1,929	131		10,390	(1,854)	8,536
Research, development and engineering expenses	159	58	11	65	57	(2)	350	—	350
Equity, royalty and interest income (loss) from investees	67	7	28	27	(13)		116	—	116
EBITDA (3)	263	327	495	418	(374)	(2)	1,129	22	1,151
Depreciation and amortization (4)	70	125	33	36	14		278	—	278

EBITDA as a percentage of segment sales	10.1%	13.4%	15.1%	21.7%	NM		10.9%		13.5%

Three months ended December 31, 2024
External sales	$2,064	$2,247	$3,060	$992	$84		$8,447	$—	$8,447
Intersegment sales	656	394	8	751	16		1,825	(1,825)	—
Total sales	2,720	2,641	3,068	1,743	100		10,272	(1,825)	8,447
Research, development and engineering expenses	148	78	14	56	60	(5)	356	—	356
Equity, royalty and interest income (loss) from investees	54	13	17	14	(28)	(5)	70	—	70
EBITDA (3)	367	361	400	314	(431)	(5)	1,011	9	1,020
Depreciation and amortization (4)	64	126	31	32	16		269	—	269

EBITDA as a percentage of segment sales	13.5%	13.7%	13.0%	18.0%	NM		9.8%		12.1%

"NM" - not meaningful information
(1) Included intersegment sales, intersegment profit in inventory and unallocated corporate expenses. There were no significant unallocated corporate expenses for the three months ended December 31, 2025 and 2024.

(2) Included $7 million of charges in research, development and engineering expenses and $218 million of charges in EBITDA, related to Accelera actions in the fourth quarter of 2025. See footnote below for additional information.

(3) EBITDA is defined as earnings or losses before interest expense, income taxes, depreciation and amortization and noncontrolling interests. We believe EBITDA is a useful measure of our operating performance as it assists investors and debt holders in comparing our performance on a consistent basis without regard to financing methods, capital structure, income taxes or depreciation and amortization methods, which can vary significantly depending upon many factors.

(4) Depreciation and amortization, as shown on a segment basis, excludes the amortization of debt discount and deferred costs included in our Condensed Consolidated Statements of Net Income as interest expense. A portion of depreciation expense is included in research, development and engineering expenses.

(5) Included $2 million of charges in research and development expenses, $17 million of charges in equity, royalty and interest income (loss) from investees and $312 million of charges in EBITDA, all related to Accelera actions in the fourth quarter of 2024.

CUMMINS INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(Unaudited)

In millions	Engine	Components		Distribution	Power Systems	Accelera		Total Segments	Intersegment Eliminations (1)	Total
Year ended December 31, 2025
External sales	$8,104	$8,643		$12,386	$4,114	$423		$33,670	$—	$33,670
Intersegment sales	2,771	1,506		19	3,349	37		7,682	(7,682)	—
Total sales	10,875	10,149		12,405	7,463	460		41,352	(7,682)	33,670
Research, development and engineering expenses	624	280		53	253	186	(2)	1,396	—	1,396
Equity, royalty and interest income (loss) from investees	254	31		105	109	(30)		469	—	469
EBITDA (3)	1,382	1,398		1,808	1,694	(896)	(2)	5,386	(1)	5,385
Depreciation and amortization (4)	276	496		129	140	52		1,093	—	1,093

EBITDA as a percentage of total sales	12.7%	13.8%		14.6%	22.7%	NM		13.0%		16.0%

Year ended December 31, 2024
External sales	$8,987	$9,894		$11,352	$3,500	$369		$34,102	$—	$34,102
Intersegment sales	2,725	1,785		32	2,908	45		7,495	(7,495)	—
Total sales	11,712	11,679		11,384	6,408	414		41,597	(7,495)	34,102
Research, development and engineering expenses	616	328		55	236	226	(5)	1,461	2	1,463
Equity, royalty and interest income (loss) from investees	212	64		90	79	(50)	(5)	395	—	395
EBITDA (3)	1,653	1,591	(6)	1,378	1,180	(764)	(5)	5,038	1,288	6,326
Depreciation and amortization (4)	245	493		123	131	61		1,053	—	1,053

EBITDA as a percentage of total sales	14.1%	13.6%		12.1%	18.4%	NM		12.1%		18.6%

"NM" - not meaningful information
(1) Included intersegment sales, intersegment profit in inventory and unallocated corporate expenses. There were no significant unallocated corporate expenses for the twelve months ended December 31, 2025. The twelve months ended December 31, 2024, included a $1.3 billion gain related to the divestiture of Atmus Filtration Technologies Inc. (Atmus) and $14 million of costs associated with the divestiture of Atmus.

(2) Included $7 million of charges in research, development and engineering expenses and $458 million of charges in EBITDA, related to Accelera actions in the second half of 2025. See footnote below for additional information.

(3) EBITDA is defined as earnings or losses before interest expense, income taxes, depreciation and amortization and noncontrolling interests. We believe EBITDA is a useful measure of our operating performance as it assists investors and debt holders in comparing our performance on a consistent basis without regard to financing methods, capital structure, income taxes or depreciation and amortization methods, which can vary significantly depending upon many factors.

(4) Depreciation and amortization, as shown on a segment basis, excluded the amortization of debt discount and deferred costs included in the Condensed Consolidated Statements of Net Income as interest expense. The amortization of debt discount and deferred costs was $12 million and $12 million for the year ended December 31, 2025 and 2024, respectively. A portion of depreciation expense is included in research, development and engineering expenses.

(5) Included $2 million of charges in research and development expenses, $17 million of charges in equity, royalty and interest income (loss) from investees and $312 million of charges in EBITDA, all related to Accelera strategic reorganization actions in the fourth quarter of 2024. See footnote below for additional information.

(6) Included $21 million of costs associated with the divestiture of Atmus for the twelve months ended December 31, 2024.

CUMMINS INC. AND SUBSIDIARIES
SELECT FOOTNOTE DATA
(Unaudited)

EQUITY, ROYALTY AND INTEREST INCOME FROM INVESTEES
Equity, royalty and interest income from investees included in our Condensed Consolidated Statements of Net Income for the reporting periods was as follows:

	Three months ended December 31,			Years ended December 31,
In millions	2025	2024		2025	2024
Manufacturing entities
Chongqing Cummins Engine Company, Ltd.	$21	$9		$89	$60
Dongfeng Cummins Engine Company, Ltd.	18	15		70	66
Beijing Foton Cummins Engine Co., Ltd.	17	13		64	42
Tata Cummins, Ltd.	10	9		33	31
All other manufacturers	2	(16)	(1)	29	25	(1)
Distribution entities
Komatsu Cummins Chile, Ltda.	13	13		54	55
All other distributors	8	7		25	17
Cummins share of net income	89	50		364	296
Royalty and interest income	27	20		105	99
Equity, royalty and interest income from investees	$116	$70		$469	$395

(1) Included $17 million of charges in equity, royalty and interest income (loss) from investees related to the Accelera strategic reorganization actions in the fourth quarter of 2024.

ACCELERA ACTIONS
During the third quarter of 2025, in our Accelera segment, we observed rapidly deteriorating conditions in our electrolyzer markets and overall hydrogen markets, along with significant uncertainty in the alternative power markets resulting from reductions in government incentives. As a result, we determined that a triggering event occurred for our electrolyzer reporting unit, warranting an interim impairment test of goodwill and the related asset group. We also re-evaluated the recoverability of certain inventory in this business due to the declining customer demand, resulting in a $30 million excess and obsolete inventory write-down. We concluded that the undiscounted cash flows exceeded the carrying value of the related asset group and thus an impairment did not exist for the related long-lived assets. However, we determined that on a fair value basis our goodwill was fully impaired and recorded a charge of $210 million. The fair value of this reporting unit was determined using primarily a discounted cash flow model (a form of the income approach). This model incorporated a number of assumptions and judgements surrounding current market and economic conditions, internal forecasts of future business performance including short and long-term growth rates, earnings or losses before interest expense, income taxes, depreciation and amortization and noncontrolling interests (EBITDA) margins and discount rates.
The continuing deterioration in the electrolyzer markets in the fourth quarter of 2025, prompted a strategic review of this business. As a result of these market conditions and the current business outlook, we intend to stop new commercial activity in the electrolyzer space, subject to information and consultation in accordance with local legal requirements. We will continue to fulfill existing customer commitments. As a result of this shift, we recorded several non-cash charges in the fourth quarter related to inventory write-downs along with intangible and fixed asset impairments. We also recorded severance of approximately $13 million and contract termination costs of $34 million. Total charges for the fourth quarter actions were $218 million, or $1.54 per diluted share.

CUMMINS INC. AND SUBSIDIARIES
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(Unaudited)

The following table presents the impact of these actions on our Condensed Consolidated Statements of Net Income:

	Year ended
In millions	December 31, 2025	Statement of Net Income Location
Impairment of goodwill	$210	Other operating expense, net
Inventory write-downs	119	Cost of sales
Impairment of property, plant and equipment and leases	55	Other operating expense, net
Contract termination costs	34	Cost of sales
Impairment of other intangible assets	27	Other operating expense, net
Severance	13	Cost of sales, selling, general and administrative expenses and research, development and engineering expenses
Total	$458
The majority of the $458 million is reflected in net cash provided by operating activities, as a change in inventory of $119 million and other, net of $292 million. Of the $458 million, $415 million were non-cash charges and the majority of the remaining $43 million cash charge will be paid during 2026. Of the total charges, approximately $445 million occurred in jurisdictions where we receive no tax benefits because of valuation allowances or the charges are attributable to nondeductible goodwill.
INCOME TAXES
On July 4, 2025, The Act was signed into law, enacting significant changes to U.S. federal income tax rules affecting corporations, such as the ability to immediately deduct domestic research and development costs, restoration of elective 100 percent bonus depreciation for qualified property and changes to the international tax provisions. Implementation of The Act resulted in an increase to tax expense of $39 million in the second half of 2025, primarily due to a reduction in the foreign income deduction and changes to the research and development tax credit. Additionally, certain provisions of The Act resulted in lower U.S. tax-related cash payments in 2025 and should result in lower U.S. tax-related payments for the next several fiscal years.
Our effective tax rate for 2026, excluding discrete items, is expected to approximate 24.0 percent.
Our effective tax rates for the three and twelve months ended December 31, 2025, were 21.6 percent and 25.4 percent, respectively. Our effective tax rates for the three and twelve months ended December 31, 2024, were 32.8 percent and 17.0 percent, respectively.
The three months ended December 31, 2025, contained net favorable discrete tax items of $69 million, or $0.50 per diluted share, primarily due to $39 million of favorable return to provision adjustments, $21 million of favorable adjustments for uncertain tax positions, $3 million of favorable adjustments for share-based compensation and $6 million of other favorable tax items.
The year ended December 31, 2025, contained net favorable discrete tax items of $75 million, or $0.54, per diluted share, primarily due to $51 million of favorable adjustments for uncertain tax positions and $15 million of favorable adjustments for share-based compensation, $7 million of favorable return to provision adjustments and $2 million of other favorable adjustments.
The three months ended December 31, 2024, contained net unfavorable discrete tax items of $7 million, or $0.05 per diluted share, primarily due to $50 million of unfavorable adjustments related to Accelera strategic reorganization actions, partially offset by $34 million of favorable return to provision adjustments and net $9 million of other favorable adjustments.
The year ended December 31, 2024, contained net favorable discrete tax items primarily due to the $1.3 billion non-taxable gain on the Atmus split-off. Other discrete tax items were net favorable by $59 million, or $0.42 per diluted share, primarily due to $52 million of favorable return to provision adjustments, $22 million of favorable share-based compensation tax benefits, $21 million of favorable adjustments related to audit settlements and $20 million of favorable adjustments from tax return amendments, partially offset by $50 million of unfavorable adjustments related to Accelera strategic reorganization actions and a net $6 million of other unfavorable adjustments.

CUMMINS INC. AND SUBSIDIARIES
SELECT FOOTNOTE DATA
(Unaudited)

Reconciliation of Non GAAP measures - Earnings before interest, income taxes, depreciation and amortization and noncontrolling interests (EBITDA)
We believe EBITDA is a useful measure of our operating performance as it assists investors and debt holders in comparing our performance on a consistent basis without regard to financing methods, capital structure, income taxes or depreciation and amortization methods, which can vary significantly depending upon many factors. We believe EBITDA excluding special items, as noted in the table below, is a useful measure of our operating performance. This statement excludes forward looking measures of EBITDA where a reconciliation to the corresponding accounting principles generally accepted in the United States (GAAP) measures is not available due to the variability, complexity and limited visibility of non-cash items that are excluded from the non-GAAP outlook measure.
EBITDA is not in accordance with, or an alternative for, GAAP and may not be consistent with measures used by other companies. It should be considered supplemental data; however, the amounts included in the EBITDA calculation are derived from amounts included in our Condensed Consolidated Statements of Net Income. Below is a reconciliation of net income attributable to Cummins Inc. to EBITDA for each of the applicable periods:

	Three months ended December 31,		Years ended December 31,
In millions	2025	2024	2025	2024
Net income attributable to Cummins Inc.	$593	$418	$2,843	$3,946

Net income attributable to Cummins Inc., as a percentage of net sales	6.9%	4.9%	8.4%	11.6%

Add:
Net income attributable to noncontrolling interests	27	27	114	122
Consolidated net income	620	445	2,957	4,068

Add:
Interest expense	82	89	329	370
Income tax expense	171	217	1,006	835
Depreciation and amortization	278	269	1,093	1,053
EBITDA	$1,151	$1,020	$5,385	$6,326

EBITDA, as a percentage of net sales	13.5%	12.1%	16.0%	18.6%

Special items:
Accelera actions	218	312	458	312
Atmus divestiture costs	—	—	—	35
Restructuring actions	—	—	—	29
Gain related to the divestiture of Atmus	—	—	—	(1,333)
EBITDA, excluding special items	$1,369	$1,332	$5,843	$5,369

EBITDA, excluding special items, as a percentage of net sales	16.0%	15.8%	17.4%	15.7%

CUMMINS INC. AND SUBSIDIARIES
SEGMENT SALES DATA
(Unaudited)
Engine Segment Sales by Market and Unit Shipments by Engine Classification
Sales for our Engine segment by market were as follows:

2025
In millions	Q1	Q2	Q3	Q4	YTD
Heavy-duty truck	$921	$976	$772	$820	$3,489
Medium-duty truck and bus	986	950	784	893	3,613
Light-duty automotive	421	486	583	440	1,930
Off-highway	443	487	466	447	1,843
Total sales	$2,771	$2,899	$2,605	$2,600	$10,875

2024
In millions	Q1	Q2	Q3	Q4	YTD
Heavy-duty truck	$1,059	$1,184	$1,021	$980	$4,244
Medium-duty truck and bus	995	1,074	1,073	1,024	4,166
Light-duty automotive	438	461	395	301	1,595
Off-highway	436	432	424	415	1,707
Total sales	$2,928	$3,151	$2,913	$2,720	$11,712
Unit shipments by engine classification (including unit shipments to Power Systems and off-highway engine units included in their respective classification) were as follows:

2025
Units (1)	Q1	Q2	Q3	Q4	YTD
Heavy-duty	26,700	29,600	22,400	23,200	101,900
Medium-duty	75,200	73,400	63,100	68,800	280,500
Light-duty	39,100	44,000	49,600	39,100	171,800
Total units	141,000	147,000	135,100	131,100	554,200

2024
Units (1)	Q1	Q2	Q3	Q4	YTD
Heavy-duty	33,600	37,500	32,400	29,400	132,900
Medium-duty	75,800	79,600	79,200	75,700	310,300
Light-duty	54,800	57,200	41,400	36,000	189,400
Total units	164,200	174,300	153,000	141,100	632,600

(1) Unit shipments exclude aftermarket parts.

Components Segment Sales by Business
Sales for our Components segment by business were as follows:

2025
In millions	Q1	Q2	Q3	Q4	YTD
Drivetrain and braking systems	$1,056	$1,095	$917	$918	$3,986
Emission solutions	902	900	788	867	3,457
Components and software	595	587	537	564	2,283
Automated transmissions	117	123	87	96	423
Total sales	$2,670	$2,705	$2,329	$2,445	$10,149

2024
In millions	Q1	Q2	Q3	Q4	YTD
Drivetrain and braking systems	$1,232	$1,256	$1,131	$1,114	$4,733
Emission solutions	971	941	864	825	3,601
Components and software	611	623	581	589	2,404
Automated transmissions	165	162	148	113	588
Atmus (1)	353	—	—	—	353
Total sales	$3,332	$2,982	$2,724	$2,641	$11,679

(1) Included sales through the March 18, 2024, divestiture.
Distribution Segment Sales by Product Line
Sales for our Distribution segment by product line were as follows:

2025
In millions	Q1	Q2	Q3	Q4	YTD
Power generation	$1,090	$1,200	$1,247	$1,395	$4,932
Parts	1,031	1,015	1,013	1,024	4,083
Service	416	439	495	448	1,798
Engines	370	387	417	418	1,592
Total sales	$2,907	$3,041	$3,172	$3,285	$12,405

2024
In millions	Q1	Q2	Q3	Q4	YTD
Power generation	$707	$954	$1,091	$1,220	$3,972
Parts	1,001	990	1,004	985	3,980
Service	406	448	455	444	1,753
Engines	421	437	402	419	1,679
Total sales	$2,535	$2,829	$2,952	$3,068	$11,384

Power Systems Segment Sales by Product Line
Sales for our Power Systems segment by product line were as follows:

2025
In millions	Q1	Q2	Q3	Q4	YTD
Power generation	$1,001	$1,205	$1,280	$1,245	$4,731
Industrial	498	506	531	528	2,063
Generator technologies	150	178	185	156	669
Total sales	$1,649	$1,889	$1,996	$1,929	$7,463

2024
In millions	Q1	Q2	Q3	Q4	YTD
Power generation	$853	$987	$1,055	$1,090	$3,985
Industrial	420	478	508	526	1,932
Generator technologies	116	124	124	127	491
Total sales	$1,389	$1,589	$1,687	$1,743	$6,408